[GRAPHIC OMITTED]

Prospectus Supplement
(To Prospectus dated July 23, 1997)

--------------------------------------------------------------------------------

$100,000,000                                          FINOVA Capital Corporation
6.25% Notes Due                                           1850 N. Central Avenue
August 15, 2000                                                    P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209

--------------------------------------------------------------------------------
                                 TERMS OF NOTES

*  Interest  paid on  February  15 and   *  Global   security   held   by   The
   August 15,  accruing  from the date      Depository      Trust      Company,
   we issue the Notes.                      generally.


*  First  interest   payment  date  on   *  No redemption  before maturity.  No
   February 15, 1998.                       sinking fund.

     For more details, see "Note Terms" and "Description of the Securities."

                                 TERMS OF SALE

                                             Underwriting
                          Price to           Discounts and         Proceeds to
                          Public(1)           Commissions           FINOVA(2)
                         -----------         -------------         -----------

Per Note   ...........     99.924%              0.350%               99.574%
Total   ..............   $99,924,000           $350,000            $99,574,000


------------
(1) Plus accrued  interest,  if any, from date of issuance.
(2) Before expenses payable by us estimated at $150,000.


The Notes  have not been  approved  or
disapproved  by the  SEC or any  state
securities commission.

None   of   those    authorities   has
determined that the Prospectus or this
Supplement is accurate or complete.

Any  representation to the contrary is   Book entry  delivery of Notes expected
a criminal offense.                      on  October   2,   1997,   subject  to
                                         conditions.


Deutsche Morgan Grenfell                           BancAmerica Securities, Inc.


                               September 29, 1997

                           FINOVA CAPITAL CORPORATION

    FINOVA    Capital     Corporation,        * Communications Finance
formerly known as Greyhound  Financial
Corporation  ("FINOVA" or "us"),  is a        * Corporate Finance
financial    services   company   that
provides collateralized  financing and        * Factoring Services
leasing    products   to    commercial
enterprises  in focused market niches,        * Franchise Finance
principally in the U.S. We concentrate
on lending to midsize  businesses  and        * Healthcare Finance
have  been in  operation  for  over 42
years.                                        * Inventory Finance

    FINOVA  extends  revolving  credit        * Portfolio Services
facilities,  term loans, and equipment
and   real   estate    financing    to        * Public Finance
"middle-market"     businesses    with
financing   needs  falling   generally        * Rediscount Finance
between $500,000 and $35 million.
                                              * Resort Finance
    We operate in 15 specific industry
or   market   niches   in  which   our        * Transportation Finance
expertise    in     evaluating     the
creditworthiness     of    prospective        * FINOVA Investment Alliance
customers  and our  ability to provide
value-added   services  enable  us  to        In  September   1997,  The  FINOVA
differentiate   ourselves   from   our    Group Inc.  announced its intention to
competitors.    That   expertise   and    purchase the  operations  of Belgravia
ability  also  enable  us  to  command    Capital   Corporation.   Belgravia  is
product   pricing   that   provides  a    engaged   in    commercial    mortgage
satisfactory spread over our borrowing    banking,  which will  constitute a new
costs.                                    line of  business  for FINOVA when the
                                          acquisition   closes.   We  anticipate
    FINOVA's principal lines of reaching a definitive agreement with business are detailed more fully in Belgravia in early to mid-October. We the Prospectus. Those lines include: expect to pay Belgravia or its shareholder  with  stock of The FINOVA
    * Commercial Equipment Finance        Group  Inc.  or cash  worth  up to $90
                                          million,  plus three  annual  earn-out
    * Commercial Finance                  payments or up to $30 million each.

    * Commercial Real Estate Finance

                                  NOTE TERMS

   The      following      description    October  1,  1995,  between us and The
supplements  the  "Description  of the    Bank  of New  York  (as  successor  to
Securities" section in the Prospectus.    First   Interstate  Bank  of  Arizona,
The  Notes  are  to  be  issued  as  a    N.A.), as Trustee.
separate  series of  securities  under
the  Indenture  dated as of

Maximum Amount:                      $100,000,000 principal amount

Maturity:                            August 15, 2000

Interest Rate:                       6.25% per year

Interest Payment Dates:              February 15 and August 15, accruing from the date we issue the
                                     Notes. First interest payment date is February 15, 1998.

Interest Calculations:               Based on a 360-day year of twelve 30-day months

Redemption or Sinking Fund:          None

Form of Note:                        One global security, held in the name of The Depository Trust
                                     Company, generally

Settlement and Payment:              Same-day -- immediately available funds

Secondary Trading Payments:          Same-day -- immediately available funds

                                 UNDERWRITING

   We    have    entered    into    an    ment.  They  may  offer  the  Notes to
Underwriting Agreement dated September certain dealers at that price less a 29, 1997 with Deutsche Morgan Grenfell concession of 0.250%. The Underwriters Inc. and BancAmerica Securities, Inc., or those dealers may allow a discount as Underwriters. The agreement of 0.150% on sales to certain other provides that each Underwriter will dealers. After the initial public purchase from us $50 million principal offering of the Notes, the amount of the Notes and will purchase Underwriters may change the public all of those Notes if any of the Notes offering price, concession to dealers
are purchased.  They need not purchase    and discount.
any Notes  unless  certain  conditions
are  satisfied.   We  have  agreed  to       The   Notes  are  a  new  issue  of
indemnify the Underwriters against securities with no established trading certain liabilities, including civil market. The Underwriters have advised liabilities under the Securities Act us that they intend to act as market of 1933, or to contribute to payments makers for the Notes. They are not which the Underwriters may be required obligated to do so, however, and they
to make for those liabilities.            may  discontinue  any market making at
                                          any time  without  notice.  Neither we
   The  Underwriters  advise  us  that    nor the  Underwriters  can  assure the
they propose to offer the Notes to the    liquidity  of any  trading  market for
public initially at the offering price    the Notes.
set  forth on the  cover  page of this
Supple-

Prospectus                                                             FINOVA(R)
----------


                         FINOVA(R) CAPITAL CORPORATION


                             Senior Debt Securities

    We may offer from time to time the securities in one or more series, under this Prospectus up to $1.5 with the same or various maturities, billion principal amount of our senior at or above par or with original issue debt securities ("securities") on discount, and in fully registered form terms to be determined at the time of or the form of one or more global
sale. We may issue                        securities.


                              Prospectus Supplement

    The Supplement to the Prospectus add, update or change information for each offering of securities will contained in this Prospectus. It is
contain the specific  information  and    important  that  you  read  both  this
terms   for   that    offering.    The    Prospectus and the  Supplement  before
Supplement  may also                      you invest.



                                ----------------

The securities  have not been approved
or disapproved by the SEC or any state
securities commission.

None   of   those    authorities   has    We may offer the  securities  directly
determined  that  this  Prospectus  is    or  through  underwriters,  agents  or
accurate or complete.                     dealers.  The Supplement will describe
                                          the    terms    of   that    plan   of
Any  representation to the contrary is    distribution.  "Plan of  Distribution"
a criminal offense.                       below also provides  more  information
                                          on this topic.



                                  July 23, 1997

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered under this Prospectus. Those transactions include over-allotment, stabilizing transactions, short covering transactions and penalty bids. For a description of those activities, see "Plan of Distribution" in the Prospectus. If begun, they may discontinue those activities at any time.


                       WHERE YOU CAN FIND MORE INFORMATION

    We  file  annual,   quarterly  and    Securities  Exchange Act of 1934 until
current reports,  proxy statements and    this offering is completed:
other  information  with the SEC.  You
may read and copy any document we file        * Annual  Report  of Form 10-K for
at the SEC's public reference rooms in          the  year  ended   December  31,
Washington,  D.C.,  New York, New York          1996.
and Chicago, Illinois. Please call the
SEC   at   1-800-SEC-0330   for   more        * Portions of our Proxy  Statement
information  on the  public  reference          on  Schedule  14A for the Annual
rooms and their copy charges.  Our SEC          Meeting of Shareholders  held on
filings  are  also  available  to  the          May  8,   1997  that  have  been
public  from  the  SEC's  web  site at          incorporated  by reference  into
http://www.sec.gov.   You   may   also          our 10-K.
inspect  our  SEC  reports  and  other
information  at  the  New  York  Stock        * Quarterly  Report  on Form  10-Q
Exchange,  20 Broad Street,  New York,          for the quarter  ended March 31,
New York 10005.                                 1997.

    The SEC allows us to  "incorporate        * Current   Reports  on  Form  8-K
by reference" the  information we file          dated  April  18,  and  July 16,
with them, which means we can disclose          1997.
information to you by referring you to
those      documents.      Information
incorporated  by  reference is part of        You may  request  a copy of  those
this  Prospectus.   Later  information    filings,  other than  exhibits,  at no
filed   with  the  SEC   updates   and    cost, by contacting us at:
supersedes this Prospectus.
                                              Treasurer
    We  incorporate  by reference  the        FINOVA Capital Corporation
documents  listed below and any future        1850 N. Central Avenue
filings   made   with  the  SEC  under        P.O. Box 2209
Sections 13(a),  13(c), 14 or 15(d) of        Phoenix, Arizona 85002-2209
the                                           (602) 207-6900


                           FINOVA CAPITAL CORPORATION

    FINOVA Capital Corporation, to provide value-added services enable formerly known as Greyhound Financial us to differentiate ourselves from our Corporation ("FINOVA" or "us"), is a competitors. That expertise and
financial    services   company   that    ability  also  enable  us  to  command
provides collateralized financing and product pricing that provides a leasing products to commercial satisfactory spread over our borrowing
enterprises  in focused market niches,    costs.
principally in the U.S. We concentrate
on lending to midsize  businesses  and        We seek to maintain a high quality
have  been in  operation  for  over 42    portfolio and to minimize  non-earning
years.                                    assets and write-offs.  We use clearly
                                          defined   underwriting   criteria  and
    FINOVA extends revolving credit stringent portfolio management facilities, term loans, and equipment techniques. We diversify our lending and real estate financing to activities geographically and among a "middle-market" businesses with range of industries, customers and
financing   needs  falling   generally    loan products.
between $500,000 and $35 million.
                                              Due  to  the   diversity   of  our
    We operate in 15 specific industry portfolio, we believe we are better or market niches in which our able to manage competitive changes in
expertise    in     evaluating     the    our  markets  and  to  withstand   the
credit-worthiness    of    prospective    impact of de-
customers  and our  ability
teriorating  economic  conditions on a        * Factoring  Services  offers full
regional or national basis.  There can          service  factoring  and accounts
be   no   assurance,   however,   that          receivable  management  services
competitive    changes,     borrowers'          for  entrepreneurial  and larger
performance,  economic  conditions  or          firms,  primarily in the textile
other  factors  will not  result in an          and  apparel   industries.   The
adverse   impact  on  our  results  of          annual  factored volume of these
operations or financial condition.              companies is  generally  between
                                                $5 million and $25 million. This
    FINOVA   generates   interest  and          line      provides      accounts
other income through charges  assessed          receivable     and     inventory
on outstanding  loans, loan servicing,          financing  and loans  secured by
leasing  and other  fees.  Our primary          equipment and real estate.
expenses  are the costs of funding our
loan  and  lease  business,  including        * Franchise     Finance     offers
interest paid on debt,  provisions for          equipment,   real   estate   and
possible   credit  losses,   marketing          acquisition     financing    for
expenses,    salaries   and   employee          operators     of     established
benefits,    servicing    and    other          franchise concepts.  Transaction
operating expenses and income taxes.            sizes   generally   range   from
                                                $500,000 to $15 million.

Lines of Business                             * Healthcare Finance offers a full
                                                range   of   working    capital,
    We operate the following principal          equipment    and   real   estate
lines of business:                              financing  products for the U.S.
                                                health      care       industry.
    * Commercial   Equipment   Finance          Transaction    sizes   typically
      offers equipment  leases,  loans          range  from   $500,000   to  $25
      and  "turnkey"  financing  to  a          million.
      broad     range    of    midsize
      companies.   Specialty   markets        * Inventory    Finance    provides
      include the  corporate  aircraft          inbound and  outbound  inventory
      and emerging  growth  technology          financing,              combined
      industries,            primarily          inventory/accounts    receivable
      biotechnology  and  electronics.          lines  of  credit  and  purchase
      Typical  transaction sizes range          order  financing  for  equipment
      from $500,000 to $15 million.             distributors,        value-added
                                                resellers       and      dealers
    * Commercial     Finance    offers          nationwide.   Transaction  sizes
      collateral-oriented    revolving          generally range from $500,000 to
      credit facilities and term loans          $30 million.
      for manufacturers, distributors,
      wholesalers      and     service        * Portfolio    Services   provides
      companies.  Typical  transaction          customized  receivable servicing
      sizes range from  $500,000 to $3          and  collections  for  timeshare
      million.                                  developers and other  generators
                                                of consumer receivables.
    * Commercial  Real Estate  Finance
      provides   term   financing  for        * Public     Finance      provides
      hotel,  anchored retail,  office          tax-exempt   term  financing  to
      and  owner-occupied  properties.          state and local  governments and
      Typical  transaction sizes range          non-profit corporations. Typical
      from $5 million to $25 million.           transaction   sizes  range  from
                                                $100,000   to  $5   million.
    * Communications           Finance
      specializes in term financing to        * Rediscount     Finance    offers
      advertising    and   subscriber-          revolving  credit  facilities to
      supported  businesses  including          the independent consumer finance
      radio and  television  stations,          industry     including    sales,
      cable     operators,     outdoor          automobile, mortgage and premium
      advertising       firms      and          finance    companies.    Typical
      publishers.  Typical transaction          transaction  sizes range from $1
      sizes  range  from $1 million to          million to $40 million.
      $40 million.
                                              * Resort   Finance    focuses   on
    * Corporate   Finance  provides  a          construction,   acquisition  and
      full range of cash flow-oriented          receivables     financing     of
      and    asset-based    term   and          timeshare  resorts  worldwide as
      revolving   loan   products  for          well  as  term   financing   for
      manufacturers,      wholesalers,          established  golf resort  hotels
      distributors,          specialty          and   receivables   funding  for
      retailers,  and  commercial  and          developers    of   second   home
      consumer   service   businesses.          communities. Typical transaction
      Typical  transaction sizes range          sizes  range  from $5 million to
      from $2 million to $40 million.           $35 million.

                                              * Transportation           Finance
                                                structures    equipment   loans,
                                                leases,   acquisition  financing
                                                and   leveraged   lease   equity
                                                investments for com-
      mercial  and   cargo    airlines        FINOVA  Capital   Corporation,   a
      worldwide,     railroads     and    Delaware       corporation,        was
      operators        of        other    incorporated   in  1965   and  is  the
      transportation           related    successor to a California  corporation
      equipment. Typical transaction that was formed in 1954. Our principal sizes range from $5 million to executive offices are located at 1850
      $30 million.                        N.  Central  Avenue,  P.O.  Box  2209,
                                          Phoenix,   Arizona   85002-2209.   Our
    * FINOVA    Investment    Alliance    telephone  number  is (602)  207-6900.
      provides  equity  and  mezzanine    All of our  capital  stock is owned by
      debt financing for midsize The FINOVA Group Inc. whose stock is businesses in partnership with traded on the New York Stock Exchange.
      institutional    investors   and
      selected fund sponsors.  Typical
      transaction  sizes range from $2
      million to $15 million.


                        RATIO OF INCOME TO FIXED CHARGES

 Three
 Months
 Ended
March 31,    Year Ended December 31,
--------- ----------------------------
  1997    1996  1995  1994  1993  1992
  ----    ----  ----  ----  ----  ----    Income  available  for fixed  charges,
  1.54    1.50  1.44  1.58  1.50  1.37    for  purposes of  computing  the above
                                          ratios,   consists   of  income   from
Variations in interest rates generally continuing operations before income do not have a substantial impact on taxes plus fixed charges. Fixed the ratio because fixed-rate and charges consist of interest and floating-rate assets are generally related debt expense, and a portion of matched with liabilities of similar rental expense determined to be
rate and term.                            representative of interest.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained our efforts to implement our business in this Prospectus and any strat- egy, the effect of economic Supplements, including information conditions, the performance of our incorporated by reference, discuss borrowers, actions of our competitors future expectations, contain and our ability to respond to those projections of results of operation or actions, the cost of our capital, financial condition or state other which may depend in part on our forward-looking information. Known and portfolio quality, ratings, prospects unknown risks, uncertainties and other and outlook, changes in governmental factors could cause the actual results regulation, tax rates and similar to differ materially from those matters, the results of litigation, contemplated by those statements. The the ability to attract and retain forward-looking information is based quality employees and other risks on various factors and was derived detailed in our other filings with the
using numerous assumptions.               SEC.  We  do  not  promise  to  update
                                          forward-looking information to reflect
    Important factors that may cause actual results or changes in the actual results to differ include, assumptions or other factors that
without limitation, the results of        could affect those statements.


                                 USE OF PROCEEDS

    We intend to use the net proceeds ness, working capital, investment in from the sale of the securities for financing transactions and capital general corporate purposes. Those expenditures. We will describe in the purposes include the repayment or Supplement any proposed use of
refinancing of debt,  acquisitions  in    proceeds   other   than  for   general
the   ordinary   course  of  busi-        corporate purposes.

                          DESCRIPTION OF THE SECURITIES

    We will issue the securities under        * Any other terms  consistent with
an  Indenture  dated as of  October 1,          the Indenture.
1995, as supplemented and amended from
time to time,  between us and The Bank        We may authorize and determine the
of New York (formerly First Interstate    terms of a  series  of  securities  by
Bank, N.A.), as Trustee. The Indenture resolution of our board of directors is filed as an exhibit to the or one of its committees or through a
registration  statement  of which this    supplemental indenture.
Prospectus is a part. To obtain a copy
of the  Indenture,  see "Where You Can
Find More  Information." The following    Form of Securities
description  is a brief summary of and
is  subject  to all the  terms  of the        The  securities  will be issued in
Indenture.                                registered form. Unless the Supplement
                                          otherwise provides, securities will be
                                          issued   as   one   or   more   global
General                                   securities.  This  means  that we will
                                          not issue certificates to each holder.
    The  securities  offered  by  this    We   will   generally   issue   global
Prospectus will be limited to $1.5 securities in the total principal billion principal amount. The amount of the securities distributed Indenture does not limit the amount of in that series. We will issue securities we could offer under it. We securities only in denominations of can issue securities in one or more $1,000 or integral multiples of that series, in each case as authorized by amount, unless the Supplement states
us from time to time.  Each series may    otherwise.
differ   as  to   their   terms.   The
securities   will  be  our   unsecured
general  obligations  and  will not be    Global Securities
subordinated   to  our  other  general
indebtedness.                                 In General.  Securities  in global
                                          form  will  be  deposited  with  or on
    The  Supplement  will  address the    behalf   of   a   depositary.   Global
following terms of the securities:        securities  are  represented by one or
                                          more  global   certificates   for  the
    * Their title.                        series  registered  in the name of the
                                          depositary or its nominee.  Securities
    * Any  limits  on  the   principal    in global form may not be  transferred
      amounts to be issued.               except   as   a   whole    among   the
                                          depositary,   a   nominee   of   or  a
    * The dates on which the principal    successor  to the  depositary  and any
      is payable.                         nominee  of  that  successor.   Unless
                                          otherwise     identified     in    the
    * The rates (which may be fixed or    Supplement, the depositary will be The
      variable)  at which  they  shall    Depositary Trust Company.
      bear interest, or the method for
      determining rates.                      No     Depositary     or    Global
                                          Securities.  If  a  depositary  for  a
    * The dates from which the series is unwilling or unable to interest will accrue and will be continue as depositary, and a payable, or the method of successor is not appointed by us determining those dates, and any within 90 days, we will issue
      record  dates  for the  payments    securities    of   that    series   in
      due.                                definitive  form in  exchange  for the
                                          global  security or securities of that
    * Any provisions for redemption at series. We may also determine at any our option or otherwise, time in our discretion not to use
      including  the  periods,  prices    global  securities for any series.  In
      and terms of redemption.            that event,  we will issue  securities
                                          in definitive form.
    * Any  sinking   fund  or  similar
      provisions, whether mandatory or        Ownership     of    the     Global
      at the holder's option, along Securities/Beneficial Ownership. So with the periods, prices and long as the depositary or its nominee terms of redemption, purchase or is the registered owner of a global
      repayment.                          security, that entity will be the sole
                                          holder of the  securities  represented
    * The amount or percentage payable by that instrument. FINOVA and the if we accelerate their maturity, Trustee are only required to treat the if other than the principal depositary or its nominee as the legal
      amount.                             owner  of  those  securities  for  all
                                          purposes under the Indenture.
    * Any  changes  to the  events  of
      default or  covenants  set forth        Each    actual     purchaser    of
      in the Indenture.                   securities  represented  by  a  global
                                          security (a  "beneficial  owner") will
                                          not be  entitled  to receive  physical
                                          delivery of  certificated  securities,
                                          will not be considered  the holders of
                                          those
securities  for any purpose  under the    transactions  through or maintaining a
Indenture, and will not be able to custodial relationship with direct transfer or exchange the global participants, either directly or
securities,  unless this Prospectus or    indirectly.  The rules  applicable  to
the   Supplement    provide   to   the    DTC and its  participants  are on file
contrary. As a result, each beneficial    with the SEC.
owner must rely on the  procedures  of
the  depositary to exercise any rights        DTC    Activities.    DTC    holds
of a holder under the Indenture. In securities that its participants addition, if the beneficial owner is deposit with it. DTC also facilitates not a direct or indirect participant the settlement among participants of in the depositary (each a securities transactions, such as "participant"), the beneficial owner transfers and pledges, in deposited must rely on the procedures of the securities through electronic participant through which it owns its computerized book-entry changes in
beneficial   interest  in  the  global    participant's   accounts.   Doing   so
security.                                 eliminates   the  need  for   physical
                                          movement of securities certificates.
    The  laws  of  some  jurisdictions
require  that  certain  purchasers  of        Participant's  Records.  Except as
securities take physical delivery of otherwise provided in this Prospectus the securities in certificated form. or a Supplement, purchases of the Those laws and the above conditions securities must be made by or through may impair the ability to transfer direct participants, which will beneficial interests in the global receive a credit for the securities on
securities.                               the    depositary's    records.    The
                                          beneficial  owner's ownership interest
                                          is in  turn  to  be  recorded  on  the
The Depository Trust Company              direct  and   indirect   participant's
                                          records.  Beneficial  owners  will not
    The following is based on receive written confirmations from the information furnished by The depositary of their purchase, but they Depository Trust Company ("DTC") and are expected to receive them, along applies to the extent it is the with periodic statements of their depositary, unless otherwise stated in holdings, from the direct or indirect
a Supplement:                             participants through whom they entered
                                          into the transaction.
    Registered  Owner.  The securities
will be  issued  as  fully  registered        Transfers   of  interests  in  the
securities in the name of Cede & Co. global securities will be made on the (DTC's partnership nominee). One fully books of the participants on behalf of registered global security generally the beneficial owners. Certificates will be issued for each $200 million representing the interest of the principal amount of securities. The beneficial owners in the securities
Trustee will deposit the global will not be issued unless the use of securities with the depositary. The global securities is suspended as
deposit of the global  securities with    provided above.
DTC and its  registration  in the name
of  Cede & Co.  will  not  change  the        The depositary has no knowledge of
beneficial     ownership     of    the    the  actual  beneficial  owners of the
securities.                               global  securities.  Its records  only
                                          reflect  the  identity  of the  direct
    DTC Organization. The Depository participants as owners of the Trust Company is a limited-purpose securities. Those participants may or trust company organized under the New may not be the beneficial owners. York Banking Law, a "banking Participants are responsible for organization" within the meaning of keeping account of their holdings on
that  law,  a  member  of the  Federal    behalf of their customers.
Reserve     System,     a    "clearing
corporation" within the meaning of the        Notices   Among  the   Depositary,
New York Uniform Commercial Code, and Participants and Beneficial Owners. a "clearing agency" registered under Notices and other communications by the provisions of Section 17A of the the depositary, its participants and Securities Exchange Act of 1934, as the beneficial owners will be governed
amended.                                  by arrangements among them, subject to
                                          any legal requirements in effect.
    DTC is owned  by a  number  of its
direct  participants  and by  the  New        Voting Procedures. Neither DTC nor
York Stock Exchange, Inc., the Cede & Co. will consent or vote with American Stock Exchange, Inc. and the respect to the global securities. The National Association of Securities depositary generally mails an omnibus
Dealers,   Inc.  Direct   participants    proxy to us just after the  applicable
include    securities    brokers   and    record date. That proxy assigns Cede &
dealers,   banks,   trust   companies,    Co.'s  consenting  or voting rights to
clearing   corporations   and  certain    the  direct   participants   to  whose
other   organizations   who   directly    accounts the  securities  are credited
participate  in DTC  (each  a  "direct    at that time.
participant").      Other     entities
("indirect  participants")  may access
DTC's system by clearing
    Payments. Principal and interest above, by check mailed by first class payments made by us will be delivered mail to the registered holders at to the depositary. DTC's practice is their registered address or by wire to credit direct participants' transfer to an eligible account of the
accounts  on  the  applicable  payment    registered holder.
date  unless it has  reason to believe
it will not  receive  payment  on that        If  any  payments  of   principal,
date.   Payments  by  participants  to    premium or  interest  are not  claimed
beneficial owners will be governed by within three years of the date the standing instructions and customary payment became due, those funds are to practices, as is the case with be repaid to us. The beneficial owners securities held for customers in of those interests will thereafter bearer form or registered in "street look only to us for payment for those
name."  Those  payments  will  be  the    amounts.
responsibility  of  that  participant,
not the depositary, the Trustee or us,
subject to any legal  requirements  in    Certain Indenture Provisions
effect at that time.
                                              Certain Definitions. The following
    We are  responsible for payment of    is a summary of certain  terms defined
principal,  interest and  premium,  if    in the Indenture. Those terms shall be
any,   to   the   Trustee,    who   is    determined    in    accordance    with
responsible to pay it to the generally accepted accounting depositary. The depositary is principles, unless otherwise
responsible   for   disbursing   those    indicated.
payments to direct  participants.  The
participants   are   responsible   for        "Consolidated Net Tangible Assets"
disbursing  payments to the beneficial    means   the   total   of  all   assets
owners.                                   reflected on the most recent quarterly
                                          or annual  consolidated  balance sheet
                                          of    us    and    our    consolidated
Transfer or Exchange of Securities        Subsidiaries, at their net book values
                                          (after deducting related depreciation,
    You may  transfer or exchange  the    depletion,  amortization and all other
securities   (other   than  a   global    valuation    reserves),    less    the
security) without service charge at aggregate of our current liabilities our office designated for that purpose and those of our consolidated or at the office of any transfer agent Subsidiaries reflected on that balance or security registrar identified under sheet. We exclude from assets the Indenture. You must execute a goodwill, unamortized debt discount
proper  form of  transfer  and pay any    and all other like intangible  assets.
taxes and other  governmental  charges    For   purposes  of  this   definition,
resulting from that action. You may "current liabilities" include all transfer or exchange the securities indebtedness for money borrowed, other than a global security initially incurred, issued, assumed or at our offices at 1850 N. Central guaranteed by us and our consolidated
Avenue,   P.O.   Box  2209,   Phoenix,    Subsidiaries,  and other  payables and
Arizona 85002-2209 or at our office or    accruals,  in  each  case  payable  on
agency established for that purpose in    demand or due  within  one year of the
New York, New York.                       date  of   determination,   but  shall
                                          exclude any portion of long-term  debt
    Securities in the several maturing within one year of that date denominations will be interchangeable of determination, all as reflected on
without  service  charge,  but  we may    the  consolidated  balance sheet of us
require  payment  to cover  taxes  and    and our consolidated Subsidiaries.
other   governmental    charges.   The
Trustee   will    initially   act   as        "Lien"  means  any  lien,  charge,
authenticating    agent    under   the    claim,   security  interest,   pledge,
Indenture.                                hypothecation,  right of another under
                                          any  conditional  sale or other  title
                                          retention   agreement   or  any  other
Same-Day Settlement and Payment           encumbrance    affecting    title   to
                                          property.   Lien  includes  any  lease
    Unless  the  Supplement  otherwise    under    a    sale    and    leaseback
provides,   the  securities   will  be    arrangement.
settled   in   immediately   available
funds.   We  will  make   payments  of        "Subsidiary" means any corporation
principal and interest in  immediately    a  majority  of the  Voting  Stock  of
available funds.                          which   is    owned,    directly    or
                                          indirectly,  by us or by one  or  more
Payment and Paying Agent                  Subsidiaries  or by us and one or more
                                          Subsidiaries.
    If the  securities are not held in
global  form,  we will make payment of        "Restricted   Subsidiary"  is  any
principal and premium, if any, against Subsidiary a majority of the Voting surrender of the securities at the Stock of which is owned, directly, by principal office of the Trustee in New us or by one or more Restricted York, New York. We will pay any Subsidiaries or by us and one or more
installment  of interest on securities    Restricted  Subsidiaries  and which is
to the  record  holder  on the  record    designated  as such by  resolution  of
date  for that  interest.  We can make    our Board of Directors.
those payments through the Trustee, as
noted

    "Unrestricted   Subsidiary"  means        * Banker's   liens   and  set  off
any Subsidiary other than a Restricted          rights in the ordinary course of
Subsidiary.                                     business.

    "Voting  Stock" means stock of any        * Leasehold  or  purchase  rights,
class or classes (however  designated)          exercisable       for       fair
having  ordinary  voting power for the          consideration,  arising  in  the
election  of a majority of the members          ordinary course of business.
of the  board  of  directors  (or  any
governing  body) of that  corporation,        * Liens on property or  securities
other  than  stock  having  that power          existing when an entity  becomes
only by reason of the  happening  of a          a   Restricted   Subsidiary   or
contingency.                                    merges  with us or a  Restricted
                                                Subsidiary,  provided  it is not
    Limitation on Liens. The Indenture          incurred  in   anticipation   of
provides    that    FINOVA   and   its          those events.
Restricted   Subsidiaries   will   not
create,  assume,  incur or allow to be        * Liens on property or  securities
created,  assumed  or  incurred  or to          existing    at   the   time   of
exist  any Lien on any of our or their          acquisition.
properties   unless  we   secure   the
securities  equally and  ratably  with        * Liens  in a  total  amount  less
any other  obligation so secured.  The          than  $25   million,   excluding
Indenture   contains   the   following          Liens covered by the  exceptions
exceptions to that prohibition:                 noted above.

    * Leases   of   property   in  the        * Liens securing  indebtedness  of
      ordinary  course of  business or          us  or a  Restricted  Subsidiary
      if the property is not needed in          provided those and similar Liens
      the operation of our business.            on  indebtedness  do not  exceed
                                                10% of Consolidated Net Tangible
    * Purchase      money     security          Assets,     excluding    certain
      interests that are  non-recourse          preexisting   indebtedness   and
      to   us   or   our    Restricted          those Liens permitted above.
      Subsidiaries   except   to   the
      extent   of  the   property   so        Merger,  Consolidation and Sale of
      acquired  or any  proceeds  from    Assets. We can not merge with or into,
      that property, or both.             consolidate with, sell or lease all or
                                          substantially all of our assets to, or
    * Governmental deposits or purchase all or substantially all the security as a condition to the assets of another corporation unless transaction of business or the we will be the surviving corporation exercise of a privilege, or to or the successor is incorporated in maintain self-insurance, or to the U.S. and assumes all of our participate in any fund in obligations under the securities and
      connection     with     worker's    the    Indenture,     provided    that
      compensation,       unemployment    immediately after that transaction, no
      insurance, pensions, social default will exist. A purchase by a security, or for appeal bonds. Subsidiary of all or substantially all the assets of another corporation will
    * Liens for taxes or assessments not be a purchase of those assets by not yet due or which are payable us. If, however, any of the without a penalty or are being transactions noted in this paragraph contested in good faith and with occurs and results in a Lien on any of adequate reserves, so long as our properties (except as permitted foreclosure or similar above), we must simultaneously secure proceedings are not commenced. the securities equally and ratably with the debt secured by that Lien.
    * Judgment  Liens  that  have  not
      remained     undischarged     or        Modification   of  the  Indenture.
      unstayed for more than 6 months.    FINOVA and the  Trustee  may amend the
                                          Indenture   without   consent  of  the
    * Incidental    or    undetermined    holders  of  securities  to do certain
      construction, mechanics or things, such as establishing the form similar Liens arising in the and terms of any series of securities. ordinary course of business We must obtain consent of holders of relating to obligations not at least two-thirds of the outstanding
      overdue   or  which   are  being    securities  affected  by a  change  to
      contested by us or a Restricted amend the terms of the Indenture or Subsidiary in good faith and any supplemental indenture or the deposits for release of such rights of the holders of those
      Liens.                              securities.

    * Zoning  restrictions,  licenses,        Unanimous  consent is required for
      easements       and      similar    changes to extend  the fixed  maturity
      encumbrances   or   defects   if    of   any   securities,    reduce   the
      immaterial.                         principal,  redemption premium or rate
                                          of   interest,   extend  the  time  of
    * Other Liens immaterial in the payment of interest, change the form aggregate incidental to our or
      the   Restricted    Subsidiary's
      business or property, other than
      for indebtedness.

of  currency  or to limit the right to        obligation  to exercise any of the
sue for  payment on or after  maturity        rights or  powers  vested in it by
of the securities.  Unanimous  consent        the   Indenture  at  the  request,
is also  required  to reduce the level        order or  direction  of any holder
of consents needed to approve any such        unless  one or more of them  shall
change.  The Trustee  must  consent to        have offered reasonable  indemnity
changes  modifying its rights,  duties        to the Trustee.
or immunities.
                                                  If an event of default  occurs
    Defaults.  Events of default under        and is continuing, the Trustee may
the Indenture for any series are:             reimburse     itself    for    its
                                              reasonable     compensation    and
    * Failure   for  30  days  to  pay        expenses  incurred out of any sums
      interest  on any  securities  of        held  or  received  by  it  before
      that series.                            making any payments to the holders
                                              of the securities of the defaulted
    * Failure to pay principal  (other        series.
      than sinking  fund  redemptions)
      or    premium,    if   any,   on            The  right of any  holders  of
      securities of that series.              securities of a series to commence
                                              an  action   for  any   remedy  is
    * Failure  for 30  days to pay any        subject  to  certain   conditions,
      sinking fund installment on that        including the requirement that the
      series.                                 holders  of at  least  25% of that
                                              series  request  that the  Trustee
    * Violation  of a  covenant  under        take   such   action,   and  offer
      the Indenture pertaining to that        reasonable    indemnity   to   the
      series  that   persists  for  at        Trustee  against  its  liabilities
      least  90  days   after  we  are        incurred in doing so.
      notified  by the  Trustee or the
      holders of 25% of the series.
                                          Defeasance
    * Default in other  instruments or
      under   any   other   series  of        We may defease the securities of a
      securities      resulting     in    series,  meaning we would  satisfy our
      acceleration   of   indebtedness    duties   under  that   series   before
      over $15 million, unless that maturity. We may do so by depositing default is rescinded or with the Trustee, in trust for the discharged within 10 days after benefit of the holders, either enough written notice by the Trustee or funds to pay, or direct U.S. the holders of 10% of that government obligations that, together
      series.                             with the  income on those  obligations
                                          (without        considering        any
    * Bankruptcy,     insolvency    or    reinvestment),  will be  sufficient to
      similar event.                      pay,  the  obligation  of that series,
                                          including principal,  premium, if any,
    * Any other event of default with and interest. Certain other conditions respect to the securities of must be met before we may do so. We
      that series.                        must  deliver  an  opinion  of counsel
                                          that the  holders of that  series will
        If an event of default occurs have no Federal income tax and continues, the Trustee or the consequences as a result of that
    holders  of at  least  25%  of the    deposit.
    series    may    declare     those
    securities due and payable. We are
    required to certify to the Trustee    Concerning the Trustee
    annually as to our compliance with
    the Indenture.                            The Trustee is one of the banks in
                                          one of our credit  agreements and from
        Holders  of  a  majority  of a    time  to  time   may   perform   other
    series may control certain actions    banking,  trust or related services on
    of the  Trustee and may waive past    behalf of FINOVA or our customers.
    defaults for that  series.  Except
    as provided in the Indenture,  the
    Trustee  will  not  be  under  any


                              PLAN OF DISTRIBUTION

    We  may   offer   the   securities        We     anticipate     that     any
directly   or  through   underwriters,    underwriting  agreement  will  entitle
dealers or agents. The Supplement will the underwriters to indemnity against identify those underwriters, dealers certain civil liabilities under the or agents and will describe that plan Federal securities laws and other of distribution. Firms not so named laws, provide that their obligations will have no direct or indirect to purchase the securities will be participation in any underwriting of subject to certain conditions, and those securities, although a firm may generally require them to purchase all participate in the distribution of of the securities if any are
securities     under     circumstances    purchased.
entitling  it to a dealer's  allowance
or agent's commission.                        Unless   otherwise  noted  in  the
                                          Supplement,  the  securities  will  be
                                          offered by the  underwriters,  if any,
when,   as  and  if   issued   by  us,        Any   underwriter  may  engage  in
delivered   to  and  accepted  by  the    over-allotment,            stabilizing
underwriters   and  subject  to  their    transactions,      short      covering
right to reject  orders in whole or in    transactions   and  penalty   bids  in
part.                                     accordance with Regulation M under the
                                          Securities   Exchange   Act  of  1934.
    We may sell securities to dealers, Over-allotment involves sales in as principals. Those dealers may then excess of the offering size, which resell the securities to the public at creates a short position. Stabilizing varying prices set by those dealers transactions permit bids to purchase
from time to time.                        the underlying security so long as the
                                          stabilizing   bids  do  not  exceed  a
    We may also  offer the  securities    specified   maximum.   Short  covering
through agents. Agents generally act transactions involve purchases of the on a "best efforts" basis during their securities in the open market after appointment, meaning they are not the distribution is completed to cover obligated to purchase the securities. short positions. Penalty bids permit the  underwriters to reclaim a selling
    Dealers and agents may be entitled    concession  from  a  dealer  when  the
to  indemnification as underwriters by    securities   originally  sold  by  the
us against certain liabilities under dealer are purchased in a covering the Federal securities laws and other transaction to cover short positions.
laws.                                     Those  activities  may cause the price
                                          of the securities to be higher than it
    We or the underwriters or agents would otherwise be. If commenced, the may solicit offers by institutions underwriters may discontinue those
approved by us to purchase  securities    activities at any time.
under contracts  providing for payment
in the future.  Permitted institutions        The Supplement  will set forth the
include  commercial and savings banks,    anticipated   delivery   date  of  the
insurance  companies,  pension  funds,    securities being sold at that time.
investment companies,  educational and
charitable  institutions  and  others.
Certain   conditions  apply  to  those
purchases.


                                  LEGAL MATTERS

    Unless otherwise noted in a securities offered through this Supplement, William J. Hallinan, Esq., Prospectus and any Supplement and
Senior Vice President-General  Counsel    Brown & Wood LLP  will act as  counsel
to FINOVA,  will pass on the  legality    for any underwriters or agents.
of the


                                     EXPERTS

    Deloitte & Touche LLP, independent ended December 31, 1996. The financial auditors, have audited the financial statements are incorporated into this statements for FINOVA incorporated in Prospectus by reference in reliance this Prospectus by reference from our upon their report given upon their Annual Report on Form 10-K for the authority as experts in accounting and
year                                      auditing.

You   should    rely   only   on   the    --------------------------------------
information     contained     in    or
incorporated   by  reference  in  this
Prospectus  or in the  Supplement.  We
have  authorized no one to provide you
with different information.
                                                        FINOVA(R)
We are not  making  an  offer of these
securities  in any location  where the
offer is not permitted.

You  should   not   assume   that  the                    FINOVA
information  in this  Prospectus or in                    Capital
the Supplement,  including information                  Corporation
incorporated by reference, is accurate
as of any date  other than the date on
the   front  of  the   Prospectus   or
Supplement, as applicable.

           ----------------                             6.25% Notes
                                                    Due August 15, 2000

           TABLE OF CONTENTS

                                  Page
                                  ----

         PROSPECTUS SUPPLEMENT

FINOVA Capital Corporation ......  S-2

Note Terms ......................  S-3             PROSPECTUS SUPPLEMENT

Underwriting ....................  S-3


           PROSPECTUS

Where You Can Find More
   Information ..................   2

FINOVA Capital Corporation ......   2

Ratio of Income to Fixed Charges    4

Special Note Regarding                           Deutsche Morgan Grenfell
   Forward-Looking Statements ...   4

Use of Proceeds .................   4           BancAmerica Securities, Inc.

Description of the Securities ...   5

Plan of Distribution ............   9

Legal Matters ...................  10

Experts .........................  10